Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is hereby entered into by and between CVD Equipment Corporation (the “Company”) having its principal place of business at 355 South Technology Drive, Central Islip, New York 11722, and Steven Aragon (referred to as “you”) with a mailing address at 26 Harned Drive, Centerport, NY 11721.

IT IS AGREED THAT:

1.    Term of Employment. Your last day of employment with the Company shall be July 16, 2021 (the “Separation Date”). As of the Separation Date, you shall resign from all positions that you hold at the Company. Other than as set forth herein, your right to all Company benefits shall terminate as of the Separation Date.

2.    Separation Benefits. In consideration for your execution, non-revocation of, and compliance with this Agreement, the Company shall provide you with the following benefits to which you are not otherwise entitled (together, “Separation Benefits”):

a.    The Company shall pay to you three (3) months of severance at your regular base salary in the total gross amount of Forty Six Thousand Two Hundred Fifty Dollars ($46,250.00) (“Severance”) to be paid in thirteen (13) roughly equal weekly installments;

b.    Acceleration of your annual bonus, consisting of (x) a payment in the total gross amount of Twelve Thousand Five Hundred Dollars ($12,500.00) (“Bonus Payment”), and (y) issuance of restricted stock on an amount equal to Twelve Thousand Five Hundred Dollars ($12,500.00) valued as of the Separation Date;

c.    The Company will pay the premium for your existing health insurance benefits through October 31, 2021, or until you become eligible for other health insurance coverage, whichever is sooner. You agree to notify immediately the Company upon becoming eligible for alternative health insurance coverage. Following October 31, 2021, you may elect to continue your health insurance coverage at your own expense under the Consolidated Reconciliation Act of 1986 (“COBRA”), as set forth in Section 4980B of the Internal Revenue Code, as amended, subject to the terms of the plan(s) and applicable law. You will receive COBRA information and enrollment documents to the last address on file;

d.    To the extent reasonably possible, removal of Company-imposed restrictions and corresponding restrictive legends off your existing and newly issued Company stock certificates; and

e.    You may keep your Company-issued laptop and cell phone after processing by the Company’s IT department.

The payments referenced in this section shall be paid less legally required federal, state and local taxes and other authorized deductions. Subject to this Agreement becoming effective, and your compliance with the terms herein, the Severance installment payments shall commence, and the Bonus Payment shall be paid, on the first Company payroll date that occurs at least eight (8) days after you return the executed Agreement to the Company.

3.    Release and Waiver of Claims.

a. In exchange for the benefits provided to you under this Agreement, including the Separation Benefits, and for other good and valuable consideration, which you hereby acknowledge to be sufficient consideration for your obligations hereunder, you, and you on behalf of your spouse, heirs, executors, representatives, trustees, agents, insurers, administrators, legal representatives, successors and assigns (collectively, “Releasors”), irrevocably and unconditionally fully and forever waive, release and discharge the Company, and the Company’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective officers, directors, managers, members, investors, employees, shareholders, trustees, agents, partners and affiliates, in their corporate and individual capacities (collectively, “Releasees”), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, from the beginning of time to the date of your execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may have in the future, including but not limited to those arising out of, or in any way related to your hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, whether or not you have previously filed such a claim.

b. You further agree and acknowledge that Releasors are giving up any rights or claims against Releasees which Releasors may have under numerous laws and regulations, including but not limited to, those regulating employment, whether on the federal, state, or local level, including, but not limited to:

(i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Families First Coronavirus Response Act, the Fair Labor Standards Act (to the extent permitted by law), the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Sections 1981 and 1983 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, The American Rescue Plan Act of 2021, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), New York Paid Family Leave Law, the New York State Worker Adjustment and Retraining Notification Act, New York State Paid Sick Leave Law, the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law, the New York City Paid Safe and Sick Leave Law, and any and all claims pursuant to any other law and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

(ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, paid time off and/or severance;

(iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and

(iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements from the beginning of time through and including the date of your execution of this Agreement.

c. Specific Release of ADEA and OWBPA Claims. In further consideration of the benefits provided to you in this Agreement, Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge Releasees from any and all claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement arising under the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act, as amended, and its implementing regulations (collectively, “ADEA Waiver”). By signing this Agreement, you hereby acknowledge and confirm that: (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you have been advised of your right to consult with an attorney prior to executing this Agreement; (iii) you knowingly, freely and voluntarily assent to all of the terms and conditions set out in this Agreement including, without limitation, the waiver of claims, release and covenants contained herein; (iv) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you were given at least twenty one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vi) you understand that you have seven (7) days from the date you sign this Agreement to revoke this ADEA Waiver in this paragraph by delivering notice of revocation to the Company to the attention of Emmanuel Lakios, President and CEO, by overnight delivery before the end of such seven-day period; (vii) you understand that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which you sign this Agreement; and (viii) in entering into this Agreement, you agree and acknowledge that you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this Agreement.

d. This release and wavier of claims shall not be construed to impair your right to enforce the terms of this Agreement and does not include any claim which, as a matter of law, cannot be released by private agreement. Nor does this release prohibit or bar you from providing truthful testimony in any legal proceeding or from cooperating with, making truthful disclosures to, or filing a timely charge or complaint with, the EEOC, National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local government agency or commission, including providing documents or other information, without notice to the Company. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, you agree to release and waive and hereby do release and waive your right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on your behalf, either individually or as part of a collective action, by any governmental agency or other third party.

e. You represent and warrant that you have not filed any complaints, charges or claims for relief against any of the Releasees with any local, state or federal court or administrative agency. You also acknowledge that you have accurately reported all time worked and that you have been paid and/or have received all compensation, wages, bonuses, commissions, accommodations, leave, paid and unpaid, paid time off and benefits to which you may be due for any reason, except as provided in this Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have not been denied any leave requested under the Family and Medical Leave Act or otherwise.

4.    Return of Company Property. You represent and agree that you have returned to the Company all Company property in your possession or control other than payroll stubs, benefit information, and other similar information relating to your specific terms and conditions of employment.

5.    Confidentiality of Agreement. You understand and agree that you will not talk about, discuss or communicate with anyone, orally or in writing, concerning this Agreement, except you may (i) discuss this Agreement with your immediate family, (ii) permit your accountant to review this Agreement in connection with the filing of tax returns, (iii) permit attorney(s) of your choice to review this Agreement and Reaffirmation, and (iv) testify truthfully under oath pursuant to a subpoena (in which event you will provide the Company with prompt notice of the subpoena in advance of providing such testimony except as prohibited by law).

6.    Restrictive Covenants.

A.	Confidentiality.

(i)    You acknowledge and agree that you have been informed that it is the policy of the Company and its parents, subsidiaries and affiliates (collectively, “Company Group”) to maintain as secret all Confidential Information (as defined below) relating to the Company Group and its customers, members and referral sources, and that such Confidential Information is of great value to the Company Group and that it has taken all reasonable steps to protect the confidentiality of the Confidential Information. You hereby confirm that the Confidential Information is reasonably necessary to protect the Company Group’s goodwill and its ability to compete in a highly competitive field, and, to protect the confidential information of its customers and referral sources. Accordingly, you specifically covenant and agree (i) to hold all Confidential Information, Trade Secrets and any data or documents containing or reflecting Confidential Information and/or Trade Secrets in the strictest confidence, and (ii) that you will not, without the prior written consent of an authorized officer or director of the Company, disclose, divulge or reveal to any person, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information or Trade Secrets, whether contained in your memory or embodied in writing or other physical form unless compelled to do so by law, order or regulation. This information may relate to the Company Group and/or any persons, firms, corporations or other entities who are customers or referral sources of the Company Group, or other entities that have dealings with the Company Group. Confidential Information means any information that is not generally known, that is or may be used in the Company Group’s business, and that could give competitors an advantage if they knew about it or could impact upon any of the Company Group’s internal operations.

(ii)    Confidential Information includes, but is not limited to: (a) information with respect to costs, commissions, fees, profits, sales, markets, products and product formulae, quality assurance data, management information, system material, the Company Group’s statistical, financial and operating information, standard of care, outcome measurement date and other information concerning the Company and projects and proposals, proprietary information relating to the Company’s services, mailing lists, strategies and plans for future business, new business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, and new marketing ideas; (b) product formulations, methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, and other means used by the Company in the conduct of its business; (c) the identity of the Company’s customers and referral sources and their names and addresses, customer lists or lists of referral sources, the names of representatives responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers; and (d) the identity and number of the Company’s employees, their salaries, bonuses, benefits, qualifications and abilities obtained from the Company’s confidential personnel files; all of which information you acknowledge and agree is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Trade Secrets shall mean trade secret information as defined under applicable law. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

You covenant and agree that you have delivered to the Company: (1) any and all documents, files, notes, memoranda, manuals, forms, databases and/or other computer programs and other electronically stored information reflecting any Confidential Information or Trade Secrets, or otherwise relating to the Company’s business; and (2) any computer equipment, home office equipment, or other business equipment belonging to the Company which you possess or have under your control.

(iii)    Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under and federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

B.    Non-Solicitation of Customers and Referral Sources. You acknowledge and agree that solely by reason of your employment by the Company, you had access to information concerning the Company’s customers and referral sources, and to Confidential Information and Trade Secrets regarding the Company Group’s customers and referral sources. Consequently, you covenant and agree that you will not, from the date of hereof and extending twelve (12) months from the Separation Date (the “Restricted Period”), solicit, call upon or provide services to any Company customers or referral sources for the purpose of (i) providing or selling any services or products of the type provided or sold by the Company or (ii) engaging in other business that is the same as or similar to the business of the Company, or (iii) encouraging those customers or referral sources not to establish or renew or continue their business relationship with the Company.

C.    Non-Solicitation of Employees and Consultants. You covenant and agree that from the date hereof and extending through and until the conclusion of the Restricted Period, you will not, directly or indirectly, individually or on behalf of others, aid or endeavor to solicit or induce any employee or consultant of the Company to leave the employment or service of the Company.

D.    Non-Disparagement. You agree and covenant that you shall not at any time make, publish or communicate to any person or entity or in any public forum, any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, products or services, any of its employees or officers, and existing and prospective customers, and other associated third parties, now or in the future. These restrictions apply to verbal and written communications, social media, other internet forums, print, and all other forms of communication and transmission. This paragraph does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You shall promptly provide written notice of any such order to the Company as permitted by law.

E.    Acknowledgment and Remedies For Breach. You agree that the precise value of the covenants in this Sections 6 are so difficult to evaluate that no accurate measure of liquidated damages could possibly be established and that, in the event of a breach or threatened breach of such provisions, the Company shall be entitled to temporary and permanent injunctive relief restraining you from such breach or threatened breach without the requirement of posting a bond or other security. You also agree and acknowledge that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate business interests of the Company, imposes no undue hardship on you, and is not injurious to the public. You further acknowledge that the Separation Benefits reflect, in part, your obligations and the Company’s rights under this Section 6. In the event that any of the covenants made in Section 6 of this Agreement shall be more restrictive than permitted by applicable law, you and the Company agree that such covenant shall be interpreted to be as restrictive as otherwise allowed under applicable law. Additionally, all time periods described in Sections 6 shall be extended by a period during which you are in violation of any provision of this Agreement, and for any time during which there is pending in any court of competent jurisdiction any action (including any appeal from final judgment) brought by any person, whether or not a party to this Agreement, in which the Company seeks to enforce any covenant contained in this Agreement, or in which any person contests the validity or enforceability of any covenant contained in this Agreement, or seeks to avoid performance or enforcement of a covenant contained within this Agreement. Moreover, in the event that the Company takes action to remedy a breach of any of the provisions of this Section 6, the Company shall be entitled to recover its costs and reasonable attorney’s fees, in addition to all other available remedies.

7.      Cooperation. You agree to fully cooperate with all requests from the Company and its attorneys for information or assistance in any business or legal matter, lawsuit or investigation involving the Company, including attending meetings and sharing any relevant information. You also agree to appear and give truthful testimony, if required, for any hearing, deposition, trial, or other court ordered appearance in any jurisdiction or forum. You further agree that upon receipt of any subpoena relating in any way to the Company, and/or receipt of any contact from a government agent or agency relating in any way to the Company, unless prohibited by law, you will immediately notify the Company at the address set forth above, Attn: Emmanuel Lakios, and will, by overnight delivery and fax, email or by hand, provide a copy of the subpoena and any other documents within twenty-four (24) hours of service upon you and in any event prior to responding, testifying or providing documents or information in response to the subpoena and/or documents unless prohibited by law.

8.      Notices. Except as otherwise set forth herein, any notice or communication permitted or required by this Agreement shall be in writing and delivered personally or via overnight courier or certified mail, return receipt requested to the parties at the addresses first set forth above, or to such other address as provided by the requesting party in writing.

9.     Binding Nature of Agreement. This Agreement shall governed by the laws of the State of New York and shall be binding on and inure to the benefit of you and your heirs, administrators, representatives, and executors. The Company may assign its rights and obligations under this Agreement.

10.    Use of the Agreement as Evidence; Non-Admission. This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding in which one of the parties or Releasee(s) alleges a breach of the terms of this Agreement or elects to use this Agreement as a defense to any claim. You expressly agree that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.

11.    Entire Agreement; Modification. This Agreement constitutes the entire agreement between the Company and you, and all previous agreements or promises between the parties are superseded and void. This Agreement may be modified only by a written agreement signed by you and Emmanuel Lakios, President and Chief Executive Officer.

12.    Captions. Captions are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement

13.     Counterparts. This Agreement may be executed by email or facsimile and in one or more counterparts, all of which taken together shall be deemed one original.

14.     Acknowledgment of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND AN OPPORTUNITY TO ASK QUESTIONS AND BEEN TOLD TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT, AND THAT YOU HAVE 7 DAYS TO REVOKE THE ADEA WAIVER. YOU FURTHER ACKNOWLEDGE THAT YOUR SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE RELEASEES FROM ANY AND ALL CLAIMS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date last written below.

CVD EQUIPMENT CORPORATION

By: /s/ Emmanuel Lakios	Dated: 7/20/2021
By: Emmanuel Lakios
Title: President and Chief Executive Officer

/s/ Steven Aragon	Dated: 7/17/2021
STEVEN ARAGON

STATE OF         New York         )

                                     : ss.:

COUNTY OF    Suffolk              )

On the 17 day of July, 2021 before me personally appeared Steven Aragon personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument and that such individual made such appearance before the undersigned.

/s/ Sarah D. Colucci
NOTARY PUBLIC

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